Exhibit 99.1

FOR IMMEDIATE RELEASE

May 11, 2009

LIBERTY MEDIA CORPORATION TO PRESENT AT THE 37TH ANNUAL J.P. MORGAN GLOBAL TECHNOLOGY, MEDIA AND TELECOM CONFERENCE

Englewood, Colo, May. 11 - Liberty Media Corporation (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LMDIA, LMDIB)  announced that Greg Maffei, President and CEO of Liberty Media Corporation, will be presenting at the 37th Annual J.P. Morgan Global Technology, Media and Telecom Conference, on Monday, May 18th at 4:00 pm, Eastern Time at the Westin Boston Waterfront in Boston, MA.  During his presentation, Mr. Maffei may make observations regarding the company’s financial performance, outlook, the previously announced proposed split-off of a majority of the assets and liabilities currently attributed to the Liberty Entertainment group tracking stock and the related business combination with DIRECTV.

In addition, the presentation will be broadcast live via the Internet.  All interested persons should visit the Liberty Media Corporation website at http://www.libertymedia.com/investor_relations/default.htm to register for the webcast.  An archive of the webcast will also be available on this website for 30 days.

Additional Information

Nothing in this presentation shall constitute a solicitation to buy or an offer to sell shares of Liberty Entertainment, Inc. (LEI), the new DIRECTV, any of the Liberty Media tracking stocks or shares of the new company to be issued pursuant to the merger agreement with DIRECTV.  The offer and sale of shares in the proposed split-off and the related business combination with DIRECTV will only be made pursuant to one or more effective registration statements. Liberty stockholders and other investors are urged to read the registration statements to be filed with the SEC, including the proxy statement/prospectuses to be contained therein, because they will contain important information about these transactions.  A copy of the registration statements and the proxy statement/prospectuses, once filed, will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transactions. Information regarding the directors and executive officers of each of Liberty, LEI and the new DIRECTV and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (NASDAQ:  LINTA, LINTB), which includes Liberty’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Entertainment group (NASDAQ:  LMDIA, LMDIB), which includes Liberty’s interests in The DIRECTV Group, Inc., Starz Entertainment, Game Show Network, LLC, WildBlue Communications, Inc., and Liberty Sports Holdings LLC, and (3) the Liberty Capital group (NASDAQ:  LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Entertainment group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty’s interest in Sirius XM Radio, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.

Contact:

Courtnee Ulrich

720-875-5420